Exhibit 10.18
Sales Commission Plan
FY 2008
Kevin Mosher
Senior Vice President, Worldwide Field Operations
ArcSight, Inc. Confidential

OBJECTIVES
This Sales Commission Plan FY 2008 (this “Plan”) describes the terms of your sales commission compensation at ArcSight, Inc. (the “Company”) for the Plan Year, which is intended to achieve the following objectives:
•	Increase sales of the Company’s products, services and maintenance.

•	Reward consistent achievement and over plan performance.

•	Reward contribution to the achievement of Company objectives.

•	Attract and retain an effective sales team.
DEFINITIONS
1.	Commission –Commissions are based on (a) the Company’s GAAP Revenue derived from the license of the Company’s products, services and maintenance and (b) the operating expense or the Contribution Margin, each as described in this Plan.

2.	Term Sheet – Document that is not legally binding used to explain a prospective customer sale among ArcSight employees, and optionally to propose and negotiate with customers to achieve an agreement in principle. A Term Sheet alone does not constitute a Sales Contract or Booking.

3.	Sales Contract – Comprehensive set of legally binding documents and required approvals and signatures associated with each Revenue transaction, generally a license agreement signed by ArcSight and the customer or, in the case of shrinkwrap agreements, agreed to by the customer. Sales Contracts typically include the following items:
a.	Product License Fees – Revenue associated with licensing of software products and / or appliance products.

b.	Service Fees – Revenue associated with sale of consulting and installation projects that are normally billed as time and materials. Expenses incurred in the performance of Services are billed to the customer. These expenses are not counted towards Revenue for the purpose of calculating Commissions.

c.	Support Fees – Revenue associated with ongoing maintenance and support.
4.	Revenue – The amount recognized by the Company on its financial statements for the period specified from the license of products, services and maintenance, in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).
The Vice President, Finance and Chief Financial Officer have final authority in determining whether a sales transaction constitutes Revenue.
5.	Plan Year – FY 2008 (May 1, 2007 – April 30, 2008)

6.	Contribution Margin – Represents the net amount resulting from the subtraction of operating costs relating to the sales department from Revenue.

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COMMISSION PAYMENTS
The Senior Vice President, Worldwide Field Operations is eligible to earn Commissions in addition to base salary. A portion of Commissions is earned upon the recognition of Revenue in accordance with GAAP, and a secondary portion of Commissions is earned upon achieving a pre-determined operating expense or Contribution Margin level, each as described in this Plan.
SALES PROCESS
The required process for arriving at a Sales Contract is to develop a complete Term Sheet, thoroughly discuss the terms among the ArcSight Team, and gain the required written approvals in accordance with the ArcSight policies prior to discussing terms with the customer. The Term Sheet documents can be presented to the customer if helpful to the sales process, but this is not a required step.
The Term Sheet format is prescribed by the Senior Vice President, Worldwide Field Operations, and will generally include the following items: customer contacts (buyer, sponsor, invoicing, and legal), a detailed inventory of items to be sold and related pricing drivers, a pricing model, a price discount schedule, press release and public relations terms, conditional terms such as customer acceptance criteria and performance milestones, a services statement of work, and invoice and payment terms.
All prospective Sales Contracts must be presented to the Vice President, Finance or Chief Financial Officer to gain approval of terms and customer’s credit worthiness. The Sales Contract is the final, conclusive document, which must thoroughly reflect all terms and commitments.
CALCULATION OF COMMISSIONS
The Senior Vice President, Worldwide Filed Operation’s Commissions are calculated based on the achievement of both quarterly Revenue targets as well as operating expense / Contribution Margin targets. The Revenue achievement target represents 80% of the commission structure while the operating expense / Contribution Margin achievement target represents 20% of the commission structure.
Revenue Portion: Each quarter the Commission amount attributable to Revenue will be determined by multiplying the quarterly Revenue by the Commission rate documented below. The Commission rate will depend on the actual Revenue achievement as a percentage of the quarterly Revenue target.
Operating Expense / Contribution Margin Portion: Each quarter the Commission amount attributable to Contribution Margin will be determined by either incurring actual sales operating expenses less than or equal to the sales operating expense target or achieving actual sales Contribution Margins equal to or greater than the sales Contribution Margin target.

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The quarterly Commission amount will vary depending on achievement of the Revenue portion and Contribution Margin portion described above. For example in Q1, if the Revenue achieved equaled 102% of the Revenue target and the actual operating costs were less than target or the actual Contribution Margin was greater than target, then the Commission amount for the operating expense / Contribution Margin portion would be $11,250.

Annual Variable Compensation achieved upon obtaining Revenue and Contribution Margin targets	$150,000

	Q1	Q2	Q3	Q4	FY 2007

Variable Compensation based on Revenue target	$30,000	$30,000	$30,000	$30,000	$120,000
Variable Compensation based on operating expense or Contribution margin target	$7,500	$7,500	$7,500	$7,500	$30,000

Total Variable Compensation	$37,500	$37,500	$37,500	$37,500	$150,000

Commission rates for Revenue Portion:
0 – 100%	0.16%	0.13%	0.12%	0.11%
> 100 and ≤ 105%	1.62%	1.26%	1.18%	1.10%
> 105% and ≤ 110%	2.43%	1.90%	1.78%	1.65%
> 110%	4.00%	4.00%	4.00%	4.00%

Commission for Operating Expense or Contribution Margin Portion:
Base Rate	$7,500	$7,500	$7,500	$7,500	$30,000
> 100 and ≤ 105%	$11,250	$11,250	$11,250	$11,250	$45,000
> 105% and ≤ 110%	$16,875	$16,875	$16,875	$16,875	$67,500
> 110%	$22,500	$22,500	$22,500	$22,500	$90,000
ADDITIONAL TERMS
A.	Payout. Commissions are payable at the end of the month following each fiscal quarter. Upon termination of employment, a salesperson only will be paid Commissions earned as of the date of termination. Commissions will not be advanced.
B.	Dispute Resolution. Disagreements or disputes between ArcSight and the Senior Vice President, Worldwide Field Operations arising out of or relating to interpretation of this Plan shall be submitted to the Chief Financial Officer or CEO (or designate) for resolution. The Chief Financial Officer or CEO (or designate) shall decide the issue in their sole discretion. Such decision will be final and binding.
C.	Extended Absences. To earn Commission, the Senior Vice President, Worldwide Field Operations must be active in the sales process.

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D.	Modifications. The Company can modify this Plan upon 30 days written notice to applicable sales team members. Modifications will apply only to future business in that Sales Contracts that have completed or are substantially near completion will not be impacted.

E.	Right to Recover. All advanced but unearned Commission shall be subject to charge-back or recoupment by the Company if the Company fails for any reason to receive payment in full on any Revenue for sales of Company products, services or maintenance attributable to Sales Contracts. Reasons for charge-back may include but are not limited to the customer’s failure to pay, credit memos, refunds or allowances by the Company, cancellation of a Sales Contract, retroactive reduction of the amount paid by the customer, initiation of legal action to collect money owed under a Sales Contract, or other default. A charge-back will reduce Commission and the Revenue levels used to determine performance against target objectives by the amount canceled, reduced, written off or owed. The Company also reserves the right to deduct from a salesperson’s Commissions for the costs or Revenue lost due to unauthorized changes in orders or specifications, and/or unauthorized discounts attributable to that salesperson.

If this results in a negative Commission balance, the negative balance will carry forward and offset against future incentives until the negative balance is eliminated.

As a condition of eligibility for Commissions, the employee agrees to reimburse the Company for Commissions paid in excess of what the employee has earned under this Plan, and hereby consents to payroll deduction for purposes of such reimbursement.

F.	Ethical and Legal Standards.
1.	No employee may pay, offer to pay or give any of their incentive compensation or anything else of value to any reseller, agent, customer or representative of the customer or any other person as an inducement or reward for assistance in obtaining a sale or retaining a customer relationship.

2.	Gifts and entertainment above a nominal amount shall not be given to customers, agents or representatives except in accordance with current ArcSight Travel, Entertainment and General Expense Policy.

3.	No ArcSight employee shall enter into any understanding, agreement, plan or scheme, express or implied, formal or informal, with any competitor in regard to prices, terms, or conditions of sales, distribution, territories or customers, nor engage in any other conduct which may violate any of the antitrust and/or trade regulation and/or practices.

4.	Sales personnel are bound by and must comply at all times with the ArcSight policies and procedures for entering into business arrangements with customers, vendors, and other third parties. ArcSight contracts with customers and other parties through formal, written agreements. No ArcSight employee shall enter into a side agreement with any third parties, including customers and vendors.

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5.	Eligibility for Commissions is conditioned upon full adherence by salespersons with the ArcSight policies and procedures regarding conflicts of interest and ethical and legal standards. Any failure to comply with such policies and laws will result in the denial or recovery of a Commission, and will subject the salesperson to further disciplinary action, up to and including termination.
G.	No Effect on Employment. This Plan is not intended to and does not in any way alter the at-will nature of salespersons’ employment with ArcSight, nor does it constitute a guarantee of employment for a specified period. Employment with ArcSight is at will, which means that either the salesperson or ArcSight may terminate the employment relationship at any time, with or without cause or prior notice.

H.	Confidentiality. This Plan is deemed confidential to the Company.

I.	Entire Agreement. This Plan constitutes the entire agreement between ArcSight and the sales person identified herein with respect to the subject matter hereof, and it supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.
Delivered and explained by:

/s/ Stewart Grierson Stewart Grierson, Chief Financial Officer

Date
Received and agreed by:

/s/ Kevin Mosher Kevin Mosher

Date

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